UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
June 15, 2017
(Date of Earliest Event Reported)

Armstrong Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

333-191182	20-8015664
(Commission File Number)	(I.R.S. Employer Identification No.)
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
(Address of principal executive offices)
Registrant’s telephone number, including area code: (314) 721-8202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01	Other Events.
On June 15, 2017, Armstrong Energy, Inc. (the “Company”) elected to forgo an interest payment of $11.75 million, due June 15, 2017, on its 11.75% Senior Secured Notes maturing 2019 (the “Senior Secured Notes”). The Company has elected to forgo payment as it engages in ongoing discussions with certain members of an ad-hoc group of bondholders whose members hold a substantial majority of the Senior Secured Notes.
The election to forgo the interest payment does not constitute an event of default as defined under the indenture governing the Senior Secured Notes. Pursuant to the indenture governing the Senior Secured Notes, the Company is afforded a 30-day grace period before an event of default is deemed to have occurred. If the interest payment is not made within 30 days of June 15, 2017, the trustee or holders of at least 25% in principal amount of the outstanding Senior Secured Notes may declare the principal and all accrued and unpaid interest immediately due and payable.
The Company believes that the liquidity provided by its current cash position (approximately $58.8 million as of March 31, 2017) will allow it to continue to fund its ongoing operations and to meet all of its current obligations to pay suppliers, employees, vendors and others. The Company is continuing to engage in discussions with its bondholders regarding a restructuring of its capital structure to improve its liquidity. However, there can be no assurances that a definitive agreement will be reached to address the Company’s liquidity needs.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG ENERGY, INC.

Dated: June 15, 2017	By:	/s/ Jeffrey F. Winnick
Jeffrey F. Winnick
Vice President and Chief Financial Officer